Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordan VP of Finance and Chief Financial Officer (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces Class A Share Conversion

SAN JUAN, PR, November 12, 2015 — Triple-S Management Corporation (NYSE: GTS), the leading managed care company in Puerto Rico, today announced that it has converted 1,426,721 issued and outstanding Class A shares into Class B shares effective immediately, pursuant to the provisions of the Articles of Incorporation approved by Class A shareholders at the time of the Company’s initial public offering. It is expected that the newly converted Class B shares will gradually become publicly tradable in the coming months, as Class A shareholders surrender their certificates and complete the conversion process. This conversion will not affect the total outstanding common stock of the Company, which remains at approximately 25.2 million shares.

Following the conversion, approximately 950,968 Class A shares remain outstanding and will not be converted to Class B shares. Class A shares do not trade on a public market. The Company’s dual class structure is designed to offset the potential impact on the value of our Class B shares attributable to any issuance of shares of common stock for less than market value that may result from a successful claim against us under any litigation that may affect the Company’s share capital. Pursuant to the Company’s Articles of Incorporation, the Board of Directors, at its sole discretion, may approve the conversion of all or a substantial part of the remaining Class A shares. The Board of Directors will continue to consider such factors as the Company’s financial condition and outlook, the status of any outstanding or pending litigation affecting the Company’s share capital and the collective interests of all shareholders, as well as general market conditions.

“We believe this Class A share conversion simplifies our capital structure further and increases our public float, while protecting against potential shareholder dilution,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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